Exhibit 19.1

INSIDER TRADING POLICY

This Insider Trading Policy (this “Policy”) sets forth the policy for directors, officers and other employees (for purposes of this Policy, employees shall include consultants) of Hilltop Holdings Inc. (“Hilltop”) and its subsidiaries (collectively, the “Company”) with respect to transactions in Hilltop’s securities.

Applicability of Policy

This Policy applies to all transactions in Hilltop’s securities, including common stock, preferred stock, options and warrants for common stock and any other securities Hilltop may issue from time to time, such as convertible debentures and other derivative securities relating to Hilltop’s stock, whether or not issued by Hilltop, such as exchange-traded options (collectively, “HTH Securities”). It applies to all directors, officers and other employees of the Company that receive or have access to Material Nonpublic Information (as defined below) concerning the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders.”  This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

General Policy

It is against Company policy for any employee or director to make an unauthorized disclosure of any nonpublic information acquired in the workplace or as a result of their position with the Company. It also is against Company policy for any employee or director to misuse Material Nonpublic Information in trading HTH Securities. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss the Company or its business in an internet “chat room” or similar internet-based forum.

Specific Policies

1.Trading on Material Nonpublic Information

It is illegal and against Company policy for any Insider to trade in HTH Securities while he or she possesses Material Nonpublic Information about the Company.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Approved: April 24, 2025

2.Short Sales

No Insider shall engage in a short sale of HTH Securities. Furthermore, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits officers and directors from engaging in short sales. A “short sale” is a sale of securities not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter (commonly known as a “short against the box”). Transactions in certain put and call options for HTH Securities may in some instances constitute a short sale.

3.Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of HTH Securities and, therefore, may create the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

4.Standing Orders

Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase securities at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of Material Nonpublic Information may result in unlawful insider trading. Transactions pursuant to a plan adopted in accordance with Rule 10b5-1 of the Exchange Act, discussed below, may be excepted from this prohibition against standing orders.

5.Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her securities holdings, often in exchange for all or part of the potential for upside appreciation in the security. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as Hilltop’s other security holders. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with Hilltop’s General Counsel. Any request for pre-clearance of a hedging or similar arrangement must be submitted to Hilltop’s General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction. Hilltop’s General Counsel may decline any request in his sole discretion.

6.Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin or foreclosure sale that occurs when the pledgor is aware of Material Nonpublic Information may, under some circumstances, result in unlawful insider trading. Because of this danger, Insiders should exercise caution in holding HTH Securities in a margin account or pledging HTH Securities as collateral for a loan. In addition, certain Insiders may be required to publicly disclose the amount of HTH Securities pledged as collateral for a loan. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with Hilltop’s General Counsel. Any request for pre-clearance of a margin, pledging or similar arrangement must be submitted to Hilltop’s General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction. Hilltop’s General Counsel may decline any request in his sole discretion. Accordingly, margin accounts or pledging HTH Securities as collateral is prohibited unless pre-cleared as set forth herein.

7.Short-Term Trading

If an Insider subject to Section 16 of the Exchange Act purchases or sells HTH Securities, such Insider may not conduct an opposite way transaction in any HTH Securities of the same class for at least six (6) months after the purchase or sale, unless the Insider first pre-clears the proposed transaction with Hilltop’s General Counsel.

8.Tipping

No Insider shall disclose (commonly known as a “tip”) Material Nonpublic Information of the Company to any other person (including family members) where such information may be used by such person to his or her profit by trading (buying or selling) in HTH Securities, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in HTH Securities.

9.Confidentiality of Nonpublic Information

Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. In the event any Insider receives any inquiry for information from outside the Company, such as from a stock analyst or investor, the inquiry should be referred to Hilltop’s Investor Relations who is responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations.

10.Post-Termination Transactions

This Policy continues to apply to your transactions in HTH Securities even after you have terminated employment. If you are in possession of Material Nonpublic Information of the Company when your employment terminates, you may not trade in HTH Securities until that information has become public or is no longer material.

Potential Criminal and Civil Liability and/or Disciplinary Action

1.Liability for Insider Trading

Pursuant to federal and state securities laws, Insiders may be subject to penalties of up to $5,000,000 and up to 25 years in jail for engaging in transactions in HTH Securities at a time when they have knowledge of Material Nonpublic Information regarding the Company.

2.Liability for Tipping

Insiders also may be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in HTH Securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

3.Liability of Control Persons

If the Company or its supervisory personnel fail to take appropriate steps to prevent illegal insider trading, they may be subject to the following penalties:

(a)A civil penalty of up to $1,425,000 or, if greater, three times the profit gained, or loss avoided, as a result of the employee’s violation; and

(b)A criminal penalty of up to $5,000,000 and up to 20 years in jail for individuals and/or a fine of $25,000,000 for the Company.

4.Possible Disciplinary Actions

Employees of the Company who violate this Policy also may be subject to disciplinary action by the Company, which may include ineligibility for future participation in Hilltop’s equity incentive plans or termination of employment.

Trading Guidelines and Requirements

1.Black-Out Periods and Trading Window

(a)Black-Out Period

The period beginning on the close of trading on the 10th calendar day of the last month of a fiscal quarter and ending at the commencement of trading on the next Trading Day following two calendar days after the date of public disclosure of the financial results for that fiscal quarter is a particularly sensitive period of time for transactions in HTH Securities from the perspective of compliance with applicable securities laws. This sensitivity arises because Insiders will often possess Material Nonpublic Information about the expected financial results for the quarter during that period. Accordingly, this period of time is referred to as a “black-out” period (“Black-Out Period”). Accordingly, all directors and executive officers (“executive officers”) subject to Section 16 of the Exchange Act

(collectively, the “Section 16 Persons”) and certain individuals identified from time to time in Attachment 1 (the “Other Individuals”) are prohibited from trading, or making gifts of, HTH Securities during such period.

(b)Trading Window

To ensure compliance with this Policy and applicable federal and state securities laws, Hilltop requires that all Section 16 Persons and Other Individuals refrain from conducting transactions involving the purchase, sale or gifts of HTH Securities other than during the “Trading Window.”  The “Trading Window” generally will be the period beginning at the commencement of trading on the next Trading Day following two full calendar days after the release of financial results for a particular fiscal quarter or year and continuing until the close of trading on the 10th calendar day of the last month of a fiscal quarter. As used herein, the term “Trading Day” shall mean a day on which national stock exchanges are open for trading.

It is understood that, even during a Trading Window, Hilltop also may prohibit all or certain directors, executive officers and other employees of the Company from trading in, or making gifts of, HTH Securities because of material developments known to the Company and not yet disclosed to the public. Accordingly, upon receipt of written notice by email or otherwise from Hilltop’s General Counsel, all such designated directors, executive officers and other employees of the Company may not engage in any transaction involving the purchase, sale or gifts of HTH Securities and may not disclose to any others the fact of such suspension of trading. Hilltop hereby agrees to re-open the Trading Window at the commencement of trading on the next Trading Day following two full calendar days after the date of public disclosure of the material development, or at such time as it is determined that the development is no longer material. Hilltop’s General Counsel will notify such designated persons as soon as possible of such disclosure or such determination.

In addition, Hilltop may prohibit executive officers from directly or indirectly trading HTH Securities during a pension plan blackout period and may temporarily prevent plan participants or beneficiaries from engaging in transactions in HTH Securities through their plan accounts, if the executive officer acquired the security in connection with his or her service or employment as an executive officer of the Company.

It should be noted, however, that even during the Trading Window, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions, except for those exceptions listed below, in HTH Securities until such information has been known publicly for at least two full calendar days. Trading in HTH Securities during the Trading Window should not be considered a “safe harbor,” and all directors, executive officers and Other Individuals should use good judgment at all times.

2.Pre-clearance of Trades

Hilltop has determined that all Section 16 Persons and Other Individuals must refrain from trading in, or making gifts of, HTH Securities without first complying with Hilltop’s “pre-clearance” process, even if there is not a Black-Out Period. Each such person should contact Hilltop’s General Counsel prior to commencing any trade in, or gifts of, HTH Securities.

3.Individual Responsibility

Every officer, director and employee has the individual responsibility to comply with this Policy against insider trading. An Insider may, from time to time, have to forego a proposed transaction in HTH Securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Definition of “Material Nonpublic Information”

It is not possible to define all categories of material information. Information should, however, be regarded as material if there is a reasonable likelihood that it would be considered important to a reasonable investor in making an investment decision regarding the purchase or sale of HTH Securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

●	Financial results;
●	Known but unannounced future earnings or losses;
●	Projections of future earnings or losses, or other earnings guidance or targets;
●	Earnings that are inconsistent with the consensus expectations of the investment community;
●	Execution or termination of significant contracts with vendors;
●	News of a pending or proposed merger or other acquisition;
●	News of the disposition, construction or acquisition of significant assets;
●	Impending bankruptcy or financial liquidity problems;
●	Significant developments involving corporate relationships;
●	Changes in dividend policy;
●	New product announcements or policies of a significant nature;
●	Stock splits;
●	New equity or debt offerings;
●	Positive or negative developments in outstanding litigation;
●	Significant litigation exposure due to actual or threatened litigation; or
●	Changes in senior management, the Company’s auditors or the Board of Directors.

Either positive or negative information may be material.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

Certain Exceptions

1.Stock Option Exercises and Restricted Stock Vesting

This Policy does not apply to the exercise of a director or employee stock option or the vesting of restricted stock or restricted stock units if the shares acquired upon exercise or vesting, as applicable, are held rather than sold into the public market, or to the exercise of a tax withholding right pursuant to which you elect to have Hilltop withhold shares to satisfy tax withholding requirements. The Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay taxes or exercise prices.

2.Blind Trusts and Pre-Arranged Trading Programs

Rule 10b5-1 of the Exchange Act provides an affirmative defense against insider trading liability for a transaction done pursuant to “blind trusts” (trusts in which investment control has been delegated to a third party, such as an institutional or professional trustee) or pursuant to a written plan, or a binding contract or instruction, entered into or modified (i) at a time when the Insider was not aware of Material Nonpublic Information and (ii) in good faith and not as part of a plan or scheme to evade the prohibitions on Rule 10b-5 promulgated under the Exchange Act.  Except as may be permitted by law, persons other than Hilltop shall be prohibited from having more than one trading plan. Officers and directors will be required to provide quarterly disclosure with respect to trading plans they adopt, modify or terminate and, when transactions occur under the trading plan, on the Form 4 or Form 5 filed by such officer or director.

Hilltop may, in appropriate circumstances, permit executive officers, directors or Other Individuals to enter into a blind trust or a trading program that complies with Rule 10b5-1. With respect to officers and directors, such trading plan shall be subject to the applicable cooling-off periods, which is the later (i) 90 days after the adoption or modification of the trading plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified. With respect to persons other than Hilltop, officers and directors, the applicable cooling-off period is 30 days after the adoption or modification of the trading plan. If you wish to establish a blind trust or trading program, you must pre-clear it with Hilltop’s General Counsel. With respect to arrangements that result or may result in transactions taking place during Black-Out Periods, the General Counsel will review such arrangements in light of guidelines that it from time to time establishes, with input, if appropriate, from outside legal counsel. Hilltop reserves the right to bar any transactions in HTH Securities, including transactions pursuant to arrangements previously approved, if Hilltop’s General Counsel determines that such a bar is in the best interests of the Company. In addition, if you are otherwise permitted to do so under the Policy, you may not engage in any hedging transactions (as described above) if you are trading in HTH Securities pursuant to a blind trust or a Rule 10b5-1 trading program.

Inquiries

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from Hilltop’s General Counsel. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual director, officer or other employee.

Certifications

All directors, officers and employees must certify their understanding of, and intent to comply with, this Policy. Please sign the certification attached hereto as Attachment 2.

ATTACHMENT 1

HILLTOP HOLDINGS INC.

PERSONNEL SUBJECT TO PRE-CLEARANCE

1.Members of Hilltop’s Board of Directors

2.Section 16 Executive Officers of Hilltop

3.Additional Employees Subject to Pre-Clearance of Trades

NOTE:  if you are one of these additional employees, you will be individually notified

As well as such other persons as designated by the President, Chief Financial Officer or General Counsel from time to time.

ATTACHMENT 2

CERTIFICATIONS

I certify that:

1.I have read and understand Hilltop Holdings Inc.’s Insider Trading Policy (the “Policy”). I understand that Hilltop’s General Counsel is available to answer any questions I have regarding the Policy.

2.Since the date, this Policy became effective, or such shorter period of time that I have been a director, officer or other employee of the Company, I have complied with the Policy.

3.I will continue to comply with the Policy for as long as I am subject to the Policy.

Signature:

Date:

Print Name: